Exhibit 8.1

LEDGEWOOD, P.C.

1900 Market Street, Suite 750

Philadelphia, PA 19103

December 10, 2012

Atlas Pipeline Partners

Park Place Corporate Center One

1000 Commerce Drive, Suite 400

Pittsburgh, PA 15275

Ladies and Gentlemen:

We have acted as counsel to Atlas Pipeline Partners, L.P. (the “Partnership”) in connection with its offer and sale of 9,750,000 of its common units representing limited partner interests (the “Offered Securities”), to be issued pursuant to the Partnership’s prospectus supplement dated December 4, 2012 and the base prospectus dated November 19, 2010 (collectively, the “Prospectus”), forming part of the Registration Statement on Form S-3ASR, Registration No. 333-170735 (the “Registration Statement”). You have requested our opinion regarding certain U.S. federal income tax matters. Capitalized terms not otherwise defined herein shall have the meaning set forth in that certain Underwriting Agreement dated December 4, 2012 by and among you and Wells Fargo Securities, LLC, Deutsche Bank Securities Inc., Merrill Lynch, Pierce, Fenner & Smith Incorporated, Barclays Capital Inc., Citigroup Global Markets Inc., Goldman, Sachs & Co., J.P. Morgan Securities LLC, Morgan Stanley & Co. LLC and RBC Capital Markets, LLC, as representatives of the several underwriters.

We are opining herein as to the effect on the subject transaction only of the federal income tax laws of the United States, and we express no opinion with respect to the applicability thereto, or the effect thereon, of other federal laws, foreign laws, the laws of any state or any other jurisdiction or as to any matters of municipal law or the laws of any other local agencies within any state. We hereby confirm that all statements of legal conclusions contained in the discussion in the Prospectus under the caption “Tax Considerations,” as supplemented by the discussion in the Prospectus Supplement under the caption “U.S. Federal Income Tax Considerations,” constitute the opinion of Ledgewood, P.C. with respect to the matters set forth therein as of the effective date of the Registration Statement, subject to the assumptions, qualifications, and limitations set forth therein. No opinion is expressed as to any matter not discussed therein.

December 10, 2012

This opinion is rendered to you as of the effective date of the Registration Statement, and we undertake no obligation to update this opinion subsequent to the date hereof. This opinion is based on various statutory provisions, regulations promulgated thereunder and interpretations thereof by the Internal Revenue Service and the courts having jurisdiction over such matters, all of which are subject to change either prospectively or retroactively. Also, any variation or difference in the facts from those set forth in the representations described above, including in the Registration Statement, may affect the conclusions stated herein.

This opinion is furnished to you, and is for your use in connection with the transactions set forth in the Registration Statement. This opinion may not be relied upon by you for any other purpose or furnished to, assigned to, quoted to or relied upon by any other person, firm or other entity, for any purpose, without our prior written consent.

We hereby consent to the filing of this opinion of counsel as Exhibit 8.1 to the Current Report on Form 8-K of the Partnership dated on or about the date hereof, to the incorporation by reference of this opinion of counsel into the Registration Statement and to the reference to our firm in the Prospectus and the Prospectus Supplement. In giving such consent, we do not admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended.

Very truly yours,

/s/ Ledgewood

Ledgewood a professional corporation